UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest event Reported): (August 19, 2010) August 16, 2010

CHINA PACKAGING GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-148232	26-1559574
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

No. 2 Beitang Road
Xiaoshan Economic and Technological Development Zone
Hangzhou, Zhejiang Province 311215
People's Republic of China
(Address of principal executive offices)

(86) 571-82838805

(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Zhejiang Great Shengda Packaging Co., Ltd., a Chinese corporation ("Great Shengda") and a wholly-owned subsidiary of China Packaging Group, Inc., a Nevada corporation (the "Company") entered into an equity transfer agreement dated August 16, 2010 (the "Equity Transfer Agreement") relating to the acquisition of 100% equity ownership interest in Suzhou Asian & American Paper Products Co., Ltd.("Suzhou AA") from Meiying Dai and Caocheng Qu. The purchase price for the equity interest is RMB 3 million (approximately U.S. $441,436), of which RMB 1,853,100 (approximately U.S. $272,675) will be paid to Meiying Dai for her 61.77% equity ownership interest in Suzhou AA, and RMB 1,146,900 (approximately U.S. $168,761) will be paid to Caocheng Qu for his 38.23% equity ownership interest in Suzhou AA. The Company expects the acquisition to be consummated in three months.

Suzhou AA is a limited liability company established under the laws of the People's Republic of China and is principally engaged in the business of manufacturing and sales of paper products. Caocheng Qu is the maternal uncle of the Company’s Chairman Mr. Nengbin Fang. Meiying Dai is Caocheng Qu’s wife. Except with respect to the Equity transfer Agreement and the parties’ family relationship, there is no affiliate relationship between Suzhou AA and the Company or any of the Company's subsidiaries or other affiliates.

The description of the Equity Transfer Agreement in this current report is a summary only and is qualified in its entirety by the terms of the Equity Transfer Agreement. A copy of the Equity Transfer Agreement is attached hereto as exhibits 10.1 and is hereby incorporated by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1	English summary of the Equity Transfer Agreement, dated August 16, 2010, by and among Zhejiang Great Shengda Packaging Co., Ltd., Suzhou Asian & American Paper Products Co., Ltd., Meiying Dai and Caocheng Qu.

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA PACKAGING GROUP, INC.

Date: August 19, 2010	/s/ Daliang Teng
Daliang Teng
Chief Financial Officer

EXHIBIT INDEX

10.1	English summary of the Equity Transfer Agreement, dated August 16, 2010, by and among Zhejiang Great Shengda Packaging Co., Ltd., Suzhou Asian & American Paper Products Co., Ltd., Meiying Dai and Caocheng Qu.